Exhibit 99.1

Chiasma Strengthens Leadership Team Ahead of Anticipated Commercial Availability of Mycapssa®

Appoints pharma commercial veteran Raj Kannan as Chief Executive Officer

Current CEO Mark Fitzpatrick to retain the role of President

Waltham, MA – June 5, 2019 – Chiasma, Inc. (NASDAQ: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced a management transition intended to further strengthen the Company’s leadership team ahead of the anticipated commercial availability of Mycapssa®. As part of the transition, the Company has appointed pharmaceutical commercial veteran Raj Kannan as Chief Executive Officer. The Company’s current Chief Executive Officer, Mark Fitzpatrick, will continue to serve as President. Mr. Kannan will also join Chiasma’s Board of Directors. The management transition is expected to be effective no later than June 17, 2019.

Dave Stack, Chairman of the Board, said “We are very pleased to welcome Raj to the Chiasma team at this critical time in the Company’s evolution. As we prepare to transition from a late-stage development company to a commercial-ready organization, we believe Raj has the ideal skill set to guide the Company through its next phase of growth. Raj brings a 25-year track record of global sales and marketing success at highly regarded commercial-stage pharmaceutical companies, and his leadership experience prepares him well to assume the role of Chief Executive Officer.

“We are also very fortunate to retain Mark Fitzpatrick as part of this transition in the role of President. Mark has been instrumental in shepherding the Company through the multinational clinical development of Mycapssa® since he assumed the role of Chief Executive Officer in October 2016, and we expect to benefit from his deep institutional knowledge and continued leadership as we transition to a commercial-ready company. Mycapssa® represents a potential paradigm change in the maintenance treatment of adult patients with acromegaly, and with a world-class leadership team now in place, we look forward to potentially making this novel treatment available to patients worldwide,” Mr. Stack concluded.

Raj Kannan said, “I am very excited about the opportunity to lead Chiasma through the planned U.S. and global commercialization of Mycapssa®. What attracted me to the Company was the market potential for its first-in-class oral somatostatin analog, the quality and stability of the team, and their perseverance to see this product candidate through to acromegaly patients whose needs are currently unmet by existing injectable treatments. I look forward to joining the team and building upon the Company’s mission.”

Mr. Fitzpatrick said, “Raj joins Chiasma at a time when our planned transition into a commercial enterprise necessitates the vision and experience of a tried and true global commercial leader. I look forward to working with Raj and the rest of the Chiasma team as we plan for an expected mid-2020 PDUFA date for Mycapssa® and develop our longer-term commercialization strategy in the E.U. and in other markets.”

Prior to joining Chiasma, Mr. Kannan served as Chief Commercial Officer at Kiniksa Pharmaceuticals since July 2018. In that role, he was responsible for building and leading the company’s commercial operations, including sales, marketing, business analytics, and market access functions. Prior to Kiniksa, Mr. Kannan served as the Global Head of the Neurology and Immunology (N&I) business franchise at Merck KGaA, where he was responsible for $2 billion in annual revenues. In that role, he successfully led the launch of Mavenclad, an oral small molecule in Multiple Sclerosis. He also chaired the N&I franchise leadership team that was responsible for advancing the immunology pipeline assets, prioritizing the portfolio mix, and the resource allocation across development assets. Prior to Merck KGaA, Mr. Kannan spent ten years at Boehringer Ingelheim in roles of increasing responsibility in the U.S., Canada, and in Germany, including the role of Global Marketing Head of the Cardiovascular Franchise where he was responsible for over $3.5B in annual revenues. Before Boehringer, he worked for almost ten years at Merck and Co. in various roles from field sales to senior marketing manager in the U.S. Mr. Kannan has led or supported multiple successful launches across therapeutic areas both in the U.S. and globally.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In October 2018, the Company completed enrolment in CHIASMA OPTIMAL, its third Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named MYCAPSSA®, for the maintenance therapy of adult patients with acromegaly in whom prior treatment with somatostatin analogs has been shown to be effective and tolerated. Prior to trial initiation, the Company reached agreement with the FDA on the design of the trial through a Special Protocol Assessment. Chiasma is headquartered in Waltham, MA with a wholly-owned subsidiary in Israel. MYCAPSSA, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the Company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s development and potential commercialization of octreotide capsules, conditionally named Mycapssa, for the treatment of acromegaly. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com